Filed pursuant to 424(b)(3)

Registration No. 333-159445

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENT NO. 13 DATED DECEMBER 8, 2011

TO THE PROSPECTUS DATED APRIL 28, 2011

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Income Trust Inc., dated April 28, 2011 (the “Prospectus”), as supplemented by Supplement No. 10, dated October 3, 2011, Supplement No. 11, dated November 10, 2011, and Supplement No. 12, dated November 29, 2011. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A. To update the status of our follow-on offering.

A. Follow-On Offering

On July 1, 2011, we filed a registration statement on Form S-11 with the SEC in connection with the proposed two-year offering of up to $2.0 billion in shares of common stock (the “Follow-On Offering”). The Follow-On Offering is under customary review by the SEC and other regulatory bodies, but it is anticipated to be effective during the first quarter of 2012 and commenced by us shortly after it is deemed effective. As part of the process for launching the Follow-On Offering, we have retained an independent third-party valuation services provider to undertake a valuation of our individual property holdings. This valuation will be considered by our Board of Directors in setting a share price for the Follow-On Offering.